Exhibit 10.1

Creative Realities, Inc.

Restricted Stock Agreement

This Restricted Stock Agreement (this “Agreement”) made effective as of December 14, 2018, is by and between Creative Realities, Inc., a Minnesota corporation (the “Company”), and Richard Mills (the “Employee”).

Background

A. Employee serves as Chief Executive Officer of the Company, and the Company desires to induce Employee to continue to serve the Company as Chief Executive Officer.

B. The Company has adopted the 2014 Stock Incentive Plan (as amended, the “Plan”) pursuant to which shares of common stock of the Company have been reserved for issuance under the Plan.

Now, Therefore, the parties hereto agree as follows:

1. Grant of Stock. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby grants to Employee an aggregate of 166,667 shares of the Company’s common stock (such shares are referred to hereinafter as the “Shares”). Upon the execution of this Agreement, the Shares shall be registered on the books of the Company, and the Company shall cause the transfer agent and registrar of its common stock to issue one or more certificates in Employee’s name evidencing the Shares (the “Stock Certificate”). Employee shall immediately thereafter deposit with the Company, together with a stock power endorsed in blank by Employee, a Stock Certificate for the Restricted Shares (defined below) to be held by the Company until such time as the restrictions set forth herein and under the Plan have lapsed pursuant to paragraph 4 of this Agreement. The Stock Certificate for the Restricted Shares shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 2014 Stock Incentive Plan of Creative Realities, Inc. (the “Company”), and an agreement entered into between the registered owner and the Company. A copy of the 2014 Stock Incentive Plan and the agreement is on file in the office of the secretary of the Company.

2. Rights of Employee. Upon the execution of this Agreement and issuance of the Shares, Employee shall become a stockholder with respect to the Shares and shall have all of the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive all dividends and other distributions paid with respect to the Shares; provided, however, that the Restricted Shares shall be subject to the restrictions set forth in paragraph 3 of this Agreement.

Notwithstanding the preceding paragraph, the Company’s compensation committee may, in its discretion, instruct the Company to withhold any stock dividends or stock splits issued on or with respect to the Restricted Shares that are subject to the restrictions provided for in paragraph 3 of this Agreement, which stock dividends or splits shall also be subject to the restrictions provided for in paragraph 3 of this Agreement.

3. Restrictions. Employee agrees that, in addition to the restrictions set forth in the Plan, at all times prior to the vesting of the Restricted Shares (as defined below) as contemplated by paragraph 4 hereof:

(a) Employee shall not sell, transfer, pledge, hypothecate or otherwise encumber the Restricted Shares; and

(b) In the event of termination of Employee’s employment with the Company (for any reason or no reason, and regardless of whether such termination is voluntary or involuntary on the part of Employee), then, subject to paragraph 4 hereof, Employee shall, for no consideration, forfeit and transfer to the Company all of the Restricted Shares that remain subject to the restrictions set forth in this paragraph 3.

4. Lapse of Restrictions. 133,334 of the Shares are deemed to be awarded and fully vested and none of the restrictions set forth in paragraph 3 shall apply to such Shares. The remaining 33,333 of the Shares (the “Restricted Shares”) are subject to the restrictions set forth in paragraph 3, which shall lapse in their entirety upon the Company’s recognition in accordance with U.S. GAAP of Sprint-related revenue which is currently deferred on the Company’s balance sheet.

Notwithstanding the foregoing, the restrictions set forth in paragraph 3 shall lapse with respect to all Restricted Shares upon the occurrence of (i) a merger or consolidation of the Company with or into another corporation or entity in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, or a sale or other disposition of all or substantially all of the Company’s assets (including a plan of liquidation), or (ii) a majority of the members of the Company’s Board of Directors being replaced by directors not nominated and approved by the Company’s Board of Directors.

Upon request of Employee at any time after the date that the restrictions set forth in paragraph 3 of this Agreement have lapsed with respect to the Restricted Shares, and such Shares have become vested, free and clear of all restrictions, except as provided in the Plan, the Company shall remove any restrictive notations placed on the books of the Company and the Stock Certificate(s) in connection with such restrictions.

5. Copy of the Plan. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan, the terms of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

6. Continuation of Employment. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7. Withholding of Tax. To the extent that the receipt of the Shares or the lapse of any restrictions thereon results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income; provided, however, that unless payment in full of such amount is received by the Company on or prior to the date on which the amount of tax to be withheld shall be determined (“Tax Date”), Employee shall be deemed to have irrevocably elected to satisfy such payment obligation by electing to have the Company withhold from the distribution of Shares upon the lapse of restrictions thereon such number of Shares having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The value of the shares to be withheld shall be based on the Fair Market Value (as such term is defined in the Plan) of the Common Stock on the Tax Date.

8. Section 83(b) Election. Employee understands that Employee shall be responsible for his own federal, state, local or foreign tax liability and any of his other tax consequences that may arise as a result of transactions in the Shares. Employee shall rely solely on the determinations of Employee’s tax advisors or Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. Employee understands that Section 83 of the Internal Revenue Code of 1986, as amended, (the “Code”) taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. Employee understands that Employee may elect to be taxed at the time the Shares are received rather than when and as the restrictions on the Shares lapse or expire by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition. If Employee files an election under Section 83(b) of the Code, such election shall contain all information required under the applicable treasury regulation(s) and Employee shall deliver a copy of such election to the Company contemporaneously with filing such election with the Internal Revenue Service. EMPLOYEE ACKNOWLEDGES THAT IT IS EMPLOYEE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(B) OF THE CODE, EVEN IF EMPLOYEE REQUESTS THAT THE COMPANY OR ITS REPRESENTATIVES MAKE THIS FILING ON EMPLOYEE’S BEHALF.

9. General. This Agreement may be amended only by a written agreement executed by the Company and Employee. This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in accordance with paragraph 9 of this Agreement. To the extent any provision of this Agreement conflicts with the terms of the Plan, the Plan shall control. Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement. The Plan is hereby incorporated by reference into this Agreement. Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. This Agreement, in its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

In Witness Whereof, the parties have executed this Agreement to be effective as of the date first set forth above.

company:		EMPLOYEE:

CREATIVE REALITIES, Inc.:

By:	/s/ Will Logan	/s/ Richard Mills
	Will Logan, Chief Financial Officer	Name: Richard Mills, Individually

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